Exhibit 99.1
NEWS RELEASE
Basic Earth Provides Update On Banks Prospect, McKenzie County, North Dakota
Denver, Colorado, October 23, 2006 — Basic Earth Science Systems, Inc. (Basic) (OTC:BB BSIC) and its partners are currently drilling the third of three horizontal legs on the State #16-1H, a horizontal re-entry venture in McKenzie County, North Dakota. The well, a vertical well bore previously producing from the Rival formation was originally planned to have only two horizontal legs. The first horizontal leg was abandoned prematurely after drilling only 2,600 feet of horizontal contact when the anticipated southerly direction could not be attained due to excessive torque. The second horizontal leg was drilled in a westerly direction and achieved nearly 3,000 feet of horizontal well bore. For the newly planned third leg, the Company expects to drill along the previously planned southern azimuth. This effort is anticipated to take an additional six days and to increase expected costs an additional $50,000 to Basic’s 20% working interest. The State #16-1H is operated by Missouri Basin Well Service.
“The good news is that we may have nearly 9,000 feet of horizontal well bore when we are done,” commented Ray Singleton, President of Basic. “If by drilling more laterals we can double the production rates that we achieved on the offsetting, single lateral LM #2 well, we will be more than comfortable moving ahead with plans to develop our offsetting acreage position in this prospect. However, given the time consumed on this well and the deteriorating weather in North Dakota, it is unlikely that we will move this “summer-only rig-let” — that we are currently using on the State #16-1H well — to undertake similar efforts on the offsetting LM #1, as previously disclosed. Instead, we will await the availability of a full capacity rig to undertake this second effort.”
Founded in 1969, Basic is an oil and gas exploration and production company with primary operations in select areas of the Williston basin, the Denver-Julesburg basin in Colorado, the southern portions of Texas, and along the on-shore portions of the Gulf Coast. Basic is traded on the “over-the-counter — bulletin board” under the symbol BSIC. Additional information about Basic Earth Science Systems, Inc. can be accessed via the Company’s web site at www.basicearth.net.
Information herein contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by words such as “should,” “may,” “will,” “anticipate,” “estimate,” “intend” or “continue,” or comparable words or phrases. In addition, all statements other than statements of historical facts that address activities that Basic intends, expects or anticipates will or may occur in the future are forward-looking statements. Readers are encouraged to read the SEC reports of Basic, particularly the Company’s Quarterly Reports on Form 10-QSB for the quarter ended June 30, 2006, in addition to the Company’s Annual Report on Form 10-KSB for the fiscal year ended March 31, 2006, for meaningful cautionary language disclosing why actual results may vary materially from those anticipated by management.